Exhibit 99.1

Digital Impact Reports Fiscal Q4 and Full Year Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--April 27, 2004--Digital Impact, Inc. (Nasdaq:DIGI), the premier provider of online direct marketing solutions for enterprises, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2004. The results are in line with the company's revised outlook as announced on April 5, 2004.
    Digital Impact reported fiscal fourth quarter revenues of $10.4 million, down approximately 5% from the same quarter last year. The GAAP net loss for the quarter was $884,000, or $0.03 per share, compared to a net loss of $1.3 million, or $0.04 per share, for the same quarter last year. This reduction in the net loss was driven by lower total operating expenses of $6.1 million, a 15% improvement from the same quarter last year.
    This quarter's GAAP net loss included restructuring-related charges and write-offs of fixed assets of $262,000, resulting primarily from the closure of a development facility in Southern California, which reduced earnings by approximately $0.01 per share. This compares to restructuring-related charges and write-off of fixed assets totaling $546,000, which reduced earnings by approximately $0.02 per share for the same quarter last year.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the period ended March 31, 2004 totaled $367,000 compared to $389,000 for the same quarter last year. The difference between EBITDA and the Company's net loss of $884,000 is primarily due to depreciation of hardware and amortization of software assets.
    "The quarterly results reflect a greater than expected fall-off from the seasonally strong fiscal third quarter and new business wins that were below our forecast," said William Park, Chairman and Chief Executive Officer of Digital Impact. "During fiscal 2005 we plan to expand our solution set with new capabilities that we expect to drive future growth."

    Year End Results

    For the fiscal year ended March 31, 2004, revenue totaled $43.7 million, a 1% decrease from fiscal 2003. The GAAP net loss for the year totaled $580,000, or $0.02 per share, compared to a net loss of $4.0 million or $0.13 per share for the prior year.
    For fiscal 2004, EBITDA totaled $4.8 million compared to EBITDA of $3.0 million for fiscal 2003. The $1.8 million improvement in EBITDA was primarily driven by a 16% decrease in annual operating expenses.
    The Company increased its cash position by $2.4 million over the past year, ending the year with $27.3 million in cash, cash equivalents, short-term investments and restricted cash.

    Outlook

    "Coming off a greater than expected seasonal downturn, we are remaining conservative for fiscal 2005. We are projecting fiscal first quarter revenues to be between $10.0 and $10.5 million, with a GAAP net loss ranging from $0.02 to $0.04 per share," said David Oppenheimer, Chief Financial Officer of Digital Impact.
    For the fiscal year ending March 31, 2005, the Company is projecting modest revenue growth and a GAAP net income ranging from breakeven to a loss of $0.05 per share.

    Fiscal Q4 and Full Year Conference Call

    Digital Impact's conference call will be held at 1:30 p.m. PT today. Those wishing to participate should call 973-935-2403 or access the Web cast at www.digitalimpact.com or www.companyboardroom.com approximately ten minutes prior. The Web cast will be archived and a replay of the call will be available until 3:30 p.m. PT, May 4, 2004, by dialing 877-519-4471 (international callers can access the replay by dialing 973-341-3080) and entering reservation #4661115.

    Non-GAAP Measures

    To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net loss, pro forma net loss per share and EBITDA, which are adjusted from results based on GAAP to exclude certain expenses, recoveries and losses. These non-GAAP measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, recoveries and losses that may not be indicative of our core operating results. These measures should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with generally accepted accounting principles. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

    About Digital Impact

    Digital Impact is the premier provider of online direct marketing solutions for enterprises, including market leaders such as Citibank, Dell, MasterCard and Hewlett-Packard. Digital Impact's solutions enable corporations to create and deliver highly successful email marketing programs that drive revenue, influence behavior and deepen customer relationships. Digital Impact provides deep customer insight and powerful execution through a combination of hosted Web applications, messaging technology infrastructure and professional services. Digital Impact is a member of the TRUSTe Privacy Program and works only with companies that are advocates of strict consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, Los Angeles, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

    Safe Harbor Statement

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Digital Impact's expectations, beliefs, hopes, intentions, projections or strategies regarding the future. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include, but are not limited to, the following: that due to possible conditions such as the loss of clients, the inability to collect fees for services performed, the reduction in campaign volume for existing clients, reduced demand for the Company's services, price pressure from the Company's competition, the inability to adequately reduce expenses, difficulties in building, licensing or acquiring, non-acceptance by clients, or delays in bringing to market new technologies, solutions or capabilities, and the inability to accurately predict the effect of recently-enacted legislation on our business, the Company's performance projections may not be met and the Company may not be able to successfully expand its solution set with new capabilities needed to drive future growth.
    Further risks are detailed in Digital Impact's filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K and Form 10-Q.

    Digital Impact is a registered trademark of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.


                         DIGITAL IMPACT, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands)(unaudited)

                                          Mar 31,   Mar 31,
                                           2004      2003     Change
                                         --------  --------  --------
ASSETS:
Current assets:

 Cash and cash equivalents               $25,550   $23,659    $1,891
 Short-term investments                      608       108       500
 Accounts receivable, net                  8,172     7,903       269
 Prepaid expenses and other current
  assets                                   1,385     1,377         8
                                         --------  --------  --------
Total current assets                      35,715    33,047     2,668
                                         --------  --------  --------

Net property and equipment                 6,100     8,909    (2,809)

Restricted cash                            1,164     1,114        50
Intangible assets                          2,002     2,216      (214)
Other assets                                 380       731      (351)
                                         --------  --------  --------
Total assets                             $45,361   $46,017     $(656)
                                         ========  ========  ========



                                          Mar 31,   Mar 31,
                                           2004      2003     Change
                                         --------  --------  --------
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:

 Accounts payable                         $1,100    $1,819     $(719)
 Deferred revenues                         2,087     1,975       112
 Accrued liabilities                       2,920     4,182    (1,262)
 Current portion of capital lease
  obligations                                  -       374      (374)
 Current portion of long-term debt           158     1,212    (1,054)
                                         --------  --------  --------
Total liabilities                          6,265     9,562    (3,297)
                                         --------  --------  --------

Long-term debt, less current portion          80         -        80
                                         --------  --------  --------
Total liabilities                          6,345     9,562    (3,217)

Total stockholders' equity                39,016    36,455     2,561
                                         --------  --------  --------
Total liabilities and stockholders'
 equity                                  $45,361   $46,017     $(656)
                                         ========  ========  ========



                         DIGITAL IMPACT, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (in thousands, except per share amounts) (unaudited)

                                    Three Months       Twelve Months
                                       Ended               Ended
                                      March 31,           March 31,
                                   ---------------    ---------------
                                    2004     2003      2004     2003
                                   ------   ------    ------   ------
Revenues                          $10,351  $10,874   $43,712  $44,010
Cost of revenues                    5,082    4,868    19,526   18,259
                                   ------   ------    ------   ------
Gross profit                        5,269    6,006    24,186   25,751

Operating expenses:
 Research and development           1,240    2,041     5,080    7,481
 Sales and marketing                2,998    3,307    12,031   13,800
 General and administrative         1,899    1,783     7,280    7,207
 Stock-based compensation              10      (57)       88      386
 Amortization of purchased
  intangibles                           -      161       214      644
                                   ------   ------    ------   ------
Total operating expenses            6,147    7,235    24,693   29,518
                                   ------   ------    ------   ------
Loss from operations                 (878)  (1,229)     (507)  (3,767)
Other (expense)                        (6)     (92)      (73)    (207)
                                   ------   ------    ------   ------
Net loss                            $(884) $(1,321)    $(580) $(3,974)
                                   ======   ======    ======   ======
Basic and diluted net loss per
 share                             $(0.03)  $(0.04)   $(0.02)  $(0.13)
                                   ======   ======    ======   ======
Weighted average shares used
 in basic and diluted net loss
  per share                        33,870   31,010    32,950   30,290
                                   ======   ======    ======   ======
Pro forma net loss(A)               $(874) $(1,217)    $(278) $(2,944)
                                   ======   ======    ======   ======
Basic and diluted pro forma
 net loss per share                $(0.03)  $(0.04)   $(0.01)  $(0.10)
                                   ======   ======    ======   ======

(A) Excludes charges for stock-based compensation and amortization of purchased intangibles.



                         DIGITAL IMPACT, INC.
  RECONCILIATION FROM GAAP NET LOSS TO PRO FORMA NET LOSS AND EBITDA
                      (in thousands) (unaudited)

                                   Three Months        Twelve Months
                                      Ended               Ended
                                     March 31,           March 31,
                                  ---------------     ---------------
                                   2004     2003       2004     2003
                                  ------   ------     ------   ------
Net loss                          $(884)  $(1,321)    $(580)  $(3,974)

Excluded for pro forma net
 loss:
  Stock-based compensation           10       (57)       88       386
  Amortization of purchased
   intangibles                        -       161       214       644
                                  ------   ------     ------   ------
  Pro forma net loss              $(874)  $(1,217)    $(278)  $(2,944)

  Excluded for EBITDA
   Other expense                      6        92        73       207
   Depreciation and
    amortization                  1,235     1,514     5,052     5,734
                                --------  --------  --------  --------
   EBITDA                          $367      $389    $4,847    $2,997
                                ========  ========  ========  ========

   EBITDA Definition: Earnings before other income and expense, taxes, depreciation, amortization, and stock-based compensation.

    CONTACT: Digital Impact
             David Oppenheimer, 650-356-3400 (CFO)
             ir@digitalimpact.com
                 or
             Kalt Rosen & Co.
             Howard Kalt, 415-397-2686
             kalt@krc-ir.com